Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Holley Inc. on Form S-1 of our report dated March 5, 2021, except for the effects of the restatement discussed in Notes 2 and 10 as to which the date is May 18, 2021, with respect to our audit of the financial statements of Empower Ltd. as of December 31, 2020 and for the period from August 19, 2020 (inception) through December 31, 2020, which report appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

July 21, 2021